URANERZ ENERGY CORPORATION

and

CORPORATE STOCK TRANSFER, INC.

SUPPLEMENTAL WARRANT INDENTURE

Dated as of December 2, 2009

THIS SUPPLEMENTAL WARRANT INDENTURE (the "Supplemental Indenture") is made as of the 2nd day of December, 2009.

BETWEEN:

URANERZ ENERGY CORPORATION, a corporation incorporated under the laws of the State of Nevada (hereinafter referred to as the "**Corporation**")

- and -

CORPORATE STOCK TRANSFER, INC., a company incorporated under the laws of the State of Colorado (hereinafter referred to as the "**Warrant Agent**")

WHEREAS:

A. the Corporation completed the issuance on October 27, 2009 of 8,500,000 Units (as defined in the Original Indenture), each Unit consisting of one Common Share (as defined in the Original Indenture) of the Corporation and one-half of one Warrant (as defined in the Original Indenture);

B. in aggregate a total of 4,250,000 Warrants were issued to the Warrantholders (as defined in the Original Indenture);

C. the Corporation and Warrant Agent entered into an Original Indenture (as defined below) on October 27, 2009 concurrent with the completion of the issuance of the Warrants pursuant to which the Warrants have been issued and pursuant to which the Warrant Agent holds all rights, interests and benefits contained therein for and on behalf of those persons who from time to time become holders of Warrants issued pursuant to the Original Indenture;

D. the Corporation has determined to list the Warrants on the TSX (as defined below) and the TSX has required, as a condition of acceptance to the listing of the Warrants, that the Corporation and the Warrant Agent enter into this Supplemental Indenture in order to require that the Company exercise its rights to accelerate the Expiry Date (as defined in the Original Indenture) under Section 3.10 of the Original Indenture within five (5) Business Days (as defined in the Original Indenture) of becoming entitled to exercise such rights; and

E. Section 8.1 of the Original Indenture permits modification to the provisions of the Original Indenture, provided that the Warrant Agent is of the opinion that the modification in no way prejudices any of the rights of the Warrantholders;

F. the Warrant Agent has determined that the modification to the Original Indenture to be effected by the execution of this Supplemental Indenture will not prejudice any of the rights of the Warrantholders.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions

In this Supplemental Indenture, including the recitals and schedules hereto, and in all indentures supplemental hereto;

"**Original Indenture**" means original warrant indenture dated October 27, 2009 between the Company and the Warrant Agent;

"**TSX**" means the Toronto Stock Exchange;

Section 1.2 Applicable Law

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Nevada and any applicable federal laws of the United States. Notwithstanding the preceding sentence, the exercise, performance or discharge by the Warrant Agent of any of its rights, powers, duties or responsibilities under the Indenture shall be construed in accordance with the laws of the State of Colorado.

ARTICLE 2
AMENDMENT TO THE ORIGINAL INDENTURE

Section 2.1 Amendment to Section 3.10

Section 3.10 of the Original Indenture is hereby amended by deleting Section 3.10 in its entirety and inserting the following as Section 3.10:

"Section 3.10 Acceleration of Expiry Date by Corporation

In the event that the Common Shares trade in the United States at a closing price of greater than $3.50 per share for a period of 20 consecutive Trading Days at any time after the Closing Date, the Corporation may accelerate the Expiry Date of the Warrants by giving notice via a press release to the holders thereof and in such case the Warrants will expire on the 30th day after the date on which such notice is given by the Corporation, provided that such notice must be given within five (5) Business Days following the date on which the Corporation becomes entitled to accelerate the Expiry Date of the Warrants."

ARTICLE 3
GENERAL

Section 3.1 Effect of Amendments

The parties confirm that the Original Indenture, as amended by this Supplemental Indenture, remains in full force and effect. From the date hereof, the Original Indenture and this Supplemental Indenture shall be read together to the extent reasonably possible as though all of the terms of both documents were contained in one instrument.

Section 3.2 Counterparts and Formal Date

This Supplemental Indenture may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall

constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under their respective corporate seals and the hands of their proper officers in that behalf.

DATED this 2nd day of December, 2009.

URANERZ ENERGY CORPORATION

By: [signature]

Name: Dennis Higgs

Title: Chairman of the Board

By: [signature]

Name: Ben Leboe

Title: Chief Financial Officer

CORPORATE STOCK TRANSFER INC.

By: [signature]

Name: Carlyn Bell

Title: President

By: [signature]

Name: Shad Humphreys

Title: Secretary